Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. #98545467v1 13 Month Enhanced Barrier Digital Securities Linked to NVDA Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: NVIDIA Corporation (ticker: “NVDA”) Underlying: June 17, 2024 Pricing date: July 17, 2025 Valuation date: July 22, 2025 Maturity date: 14.50% of the stated principal amount Digital return amount: 56.00% of the initial underlying value Final barrier value: The stated principal amount divided by the initial underlying value Equity ratio: 17331ATY7 / US17331ATY72 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the final barrier value: $1,000 + the digital return amount • If the final underlying value is less than the final barrier value: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the final underlying value is less than the final barrier value, you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated June 14, 2024 Preliminary pricing supplement: * Assumes that the closing value of the underlying on the valuation date is the same as the closing value of the underlying on the maturity date. ** The actual digital return amount will be determined on the pricing date. Hypothetical Payment at Maturity per Security  The Underlying Return on Valuation Return Shares Received at Date Maturity $1,14 5 .00 14.50% 50.00% $1,14 5 .00 14.50% 25.00% C $1,14 5 .00 14.50% 14.50% $1,14 5 .00 14.50% 0.00% $1,14 5 .00 14.50% - 22.00% $1,14 5 .00 14.50% - 25.00% B $1,14 5 .00 14.50% - 39.00% $1,14 5 .00 14.50% - 44.00% $559.90 - 44. 0 1% - 44.01% $500.00 - 50. 0 0% - 50.00% A $0.00 - 100 . 00% - 100.00% Hypothetical Underlying Hypothetical Security  The Securities Hypothetical Payment at Maturity or Cash Value of Underlying

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. #98545467v1 Selected Risk Considerations • You may lose a significant portion or all of your investment. If the final underlying value is less than the final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities at maturity is limited to the digital return, even if the underlying appreciates by significantly more than the digital return. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . Th e a bo v e su m m a r y of s e l e c t ed r i s k s d oes n ot d es c r i be a l l of t he r i s k s a s so c i a ted w i th a n i nv e st m ent i n t h e secu r i t i es. You s h o u l d r e a d t h e a cc o m p an y i ng p r e l i m i na r y p r i c i ng s u p pl e m e nt and p r odu c t s u p p l e m e n t fo r a m o r e c o m p l e t e d e s c r i p t i on o f r i s k s r e l a t i n g to t h e secu r i t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.